Exhibit 99.1

December 5, 2016

Dear Stockholders,

On October 27, 2016, Comrit Investments 1, Limited Partnership (the "Purchaser") provided notice to Phillips Edison Grocery Center REIT I, Inc. (the "Company") of its proposed mini-tender offer to purchase up to 1,000,000 shares of the Company's common stock at a price of $8.50 per share. The offer commenced on November 23, 2016, and is set to expire December 30, 2016, unless extended. You should be aware that the Company is not in any way affiliated with the Purchaser.

The Company's Board of Directors (the "Board") has evaluated the terms of the offer and unanimously recommended that stockholders reject the offer and not tender their shares.

The Board believes that the offer price is significantly less than the current and potential long-term value of the shares. On April 14, 2016, the Board approved an estimated value per share of the Company's common stock of $10.20. The Purchaser's offer price of $8.50 per share is 17% less than this estimated value per share.

To reject the Purchaser's offer, simply ignore it. You do not need to respond.

We appreciate your trust in the Company and the Board and thank you for your continued support.

Sincerely,

/s/ Jeffrey S. Edison

Jeffrey S. Edison
Chairman of the Board and Chief Executive Officer
Phillips Edison Grocery Center REIT I, Inc.